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                                                                    EXHIBIT 99.1


[GENCORP LOGO]                                               Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820
NEWS RELEASE
                                                                    Yasmin Seyal
                                                                 Sr. VP, Finance
                                                                  (916) 351-8585

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                  GENCORP REPORTS FIRST QUARTER 2002 EARNINGS;
                       INCOME FROM OPERATIONS UP OVER 100%



         SACRAMENTO, CALIFORNIA, March 26, 2002 - GenCorp (NYSE: GY) today announced first quarter 2002 results, posting segment operating income in the first quarter of 2002 of $19 million, as compared to $9 million in the first quarter 2001, an increase of 111 percent.

         Earnings per diluted share were $0.07, versus $0.33 in the first quarter of 2001. Earnings per share for the first quarter 2002 included the expense of approximately $6 million for the accounting review related to the restatement as announced March 6, 2002. Earnings per share for the first quarter 2001 included an $11 million foreign exchange gain related to the Draftex acquisition, a $7 million unusual item related to a tax refund, and income from the Aerojet Electronic and Information Systems (EIS) business, sold in October 2001.

         Revenues for the first quarter 2002 were $249 million, down from $353 million in the first quarter of 2001 as expected due to the sale of the EIS business. Excluding EIS results and pension income, revenues and operating income in the first quarter 2002 were up over the first quarter 2001 in all segments.

         "I am pleased with the significant performance improvements at GDX Automotive during the quarter, resulting from major restructurings of that segment in 2001," said Bob Wolfe, Chairman and CEO. "Year over year, the improvement in operating profits at GDX Automotive

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in the first quarter is $13 million. We believe the GDX Automotive segment has stabilized and expect continued improvement throughout the year," he said. "Within the Fine Chemicals segment, both sales and operating margins improved, positive signs that this segment is beginning to benefit from the substantial cost reduction actions taken last year, and the number of new products added. Continued performance improvement and the return of this segment to profitability, however, remains a priority," he added. "We expect Fine Chemicals to continue to improve sequentially with each quarter of fiscal year 2002."

GDX AUTOMOTIVE

         Net sales for the GDX Automotive segment in the first quarter 2002 were $190 million, a five percent increase over net sales of $181 million for the first quarter 2001. North American revenues were up slightly during the quarter, at $107 million versus $97 million in the first quarter of 2001. Revenues increased related to strong sales of GM light truck and Sport Utility Vehicle platforms and increased production of the Ford Escape platform in North America. In addition, the first quarter of 2002 reflects three months of sales from the Draftex acquisition versus two months in the first quarter of fiscal year 2001.

         The GDX Automotive segment recorded an operating profit of $6 million in the first quarter 2002, as compared to an operating loss of $7 million in the first quarter 2001. Operating margins increased to three percent from negative four percent for the comparable 2001 period, favorably impacted by restructuring and cost saving actions.

AEROSPACE AND DEFENSE

         Net sales for the Aerospace and Defense segment, Aerojet, totaled $54 million for the first quarter 2002, versus $170 million in the first quarter 2001, decreased due to the sale of the EIS business in October 2001. Excluding EIS results, revenues for the segment increased $10 million year over year, attributable to work on the Titan IV launch vehicle, the COBRA booster engine for NASA's second generation reusable launch vehicle program and the forward boom for the F-22 fighter aircraft. Operating profit for Aerojet during the first quarter 2002 was $16

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million, versus $27 million for the first quarter 2001, down due to the sale of the EIS business and lower pension income. Excluding EIS results and the decrease in pension income, operating profit for the segment increased $2 million year over year.

         Aerojet's first quarter 2002 was highlighted by the successful launches of a Titan IV rocket carrying a military satellite and a Delta II rocket carrying five replacement satellites for the Iridium mobile telephone constellation into orbit. Aerojet manufactures the first and second stage engine for Titan IV and the second stage engine used on the Delta II.

         Also in the first quarter, Aerojet successfully tested the solid propellant divert and attitude control system (SDACS) for the U.S. Navy's Standard Missile 3, and delivered the deorbit propulsion stage for the X-38 to NASA. The SDACS is a propulsion system for the kinetic weapon propelled into space by the Standard Missile 3 to intercept incoming ballistic missile warheads outside the earth's atmosphere. The X-38 is NASA's full-scale prototype for the International Space Station emergency crew vehicle. As of February 28, 2002, contract backlog for Aerojet was $594 million, versus $755 million for the same period in 2001. Backlog excludes those programs that were part of the former EIS business, and reflects a $146 million decrease due to the inability of a commercial customer to raise additional required program funding.

FINE CHEMICALS SEGMENT

         Revenues for Aerojet Fine Chemicals in the first quarter 2002 were $5 million as compared to $2 million for the first quarter of 2001. The segment had an operating loss of $3 million in the quarter versus an operating loss of $4 million in the first quarter 2001. Operating margins for the first quarter of 2002 improved over the prior year first quarter, reflecting higher production volumes for new products and the realization of cost savings as a result of the restructuring program that was completed in November of 2001. Contract backlog at the end of the first quarter 2002 for the segment was $36 million versus $24 million at the end of the first quarter 2001.

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OTHER

         Interest expense decreased to $3 million in the first quarter 2002 from $9 million in the first quarter 2001, due primarily to a lower average outstanding debt level and lower average interest rates. Corporate and other expenses increased in the first quarter 2002 to $9 million compared to $4 million in the same period of 2001, primarily due to a $6 million pretax expense for outside legal advisors and accounting consultants involved in the review of the accounting issues at GDX Automotive.

         The Company recorded an expense of $2 million in the first quarter 2002, the net result of certain agreements that were part of the transaction to reacquire a 40 percent minority interest in Aerojet Fine Chemicals from NextPharma Technologies USA, which was completed in December 2001.

         Net pension income was $5.9 million after tax for the quarter.

SUBSEQUENT EVENTS

         On March 16, 2002, the Company reached an agreement with The Laird Group resolving the remaining adjustments to the purchase price of the Draftex business and certain claims of the Company and The Laird Group. As a result of this agreement, the Company received approximately $10 million from The Laird Group and the final purchase price of the Draftex business was effectively reduced to $205 million, including cash of $199 million and direct acquisition costs of $6 million. The final adjustment to the purchase price will be recorded in the second quarter of 2002 as a reduction of the goodwill that resulted from the Draftex acquisition.

CURRENT OUTLOOK

         The Company still expects earnings per share for fiscal year 2002 to be in the range of $0.90 to $1.00, excluding any unusual items. Earnings per share of $0.22 are expected in the second quarter of 2002. Revenues for the full year 2002 are expected to be approximately $1.1 billion. The effective tax rate for 2002 is expected to be 39 percent.

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FORWARD-LOOKING STATEMENTS

         This earnings release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with management, other than historical information, may be deemed to be forward-looking statements. A variety of factors, listed in the forward-looking statements section of Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Company's 2001 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission, could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.

         SOME IMPORTANT RISK FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO DIFFER FROM THOSE EXPRESSED IN ITS FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

- The reaction of the Company's employees, shareholders, customers and lenders to the restatement of certain of the Company's financial statements, including any litigation arising out of such restatement;
-    The ability of the Company to secure additional financing;
- General economic conditions and trends affecting the Company's markets and product offerings;
- Changes in the short-term and long-term plans of major customers and potential customers;
- Governmental and regulatory policies, including environmental regulations, and increases in the amount or timing of environmental remediation and compliance costs;
- An unexpected adverse result in the toxic tort or other litigation, proceeding or investigation pending against the Company;
-    The Company's acquisition, disposition and joint venture activities;
- Vehicle sales and production rates of major automotive programs in the U.S. and abroad, particularly vehicles for which the Company supplies components;
- Department of Defense, NASA and other funding for certain aerospace programs;
-    Future funding for commercial launch vehicles and propulsion systems;
- The ability of the Company to achieve the anticipated savings from restructuring and other financial management programs;
- The ability of the Company to successfully complete the entitlement process and related pre-development activities for its real estate in Northern California;
-    The market for the Company's real estate in Northern California;
- Fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations;
- The ability of the Company to satisfy contract performance criteria, including due dates;
- The ability of the Company to maintain a high level of product performance, particularly related to the continued success of the Company's propulsion systems for launch vehicle platforms;

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-    An adverse decision in any patent infringement suit, or settlement of a patent infringement suit impacting Aerojet Fine Chemicals' right to utilize new technology;
-    Intensified competition from the Company's competitors;
- Pricing pressures from the Company's major customers, particularly in the GDX Automotive segment;
- The ability of the Company to successfully defend its position that there are no purchase price adjustments for Aerojet's EIS business, a business which was sold to Northrop Grumman in 2001;
- Potential liabilities which could arise from any release or explosion of dangerous materials;
- Work stoppages at a Company facility or in the facility of one of the Company's significant customers; and,
-    Cost escalation and availability of power in Northern California.

Additional risk factors are included in the Company's Fiscal Year Form 10-K filed with the Securities and Exchange Commission on March 6, 2002 and may be described from time to time in the Company's other filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemical and automotive industries. For more information, visit the Company's Web site at www.GenCorp.com.

                                       ###
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BUSINESS SEGMENT INFORMATION
GenCorp Inc.

                                                        Three Months Ended
--------------------------------------------------------------------------------
                                                     FEBRUARY 28,  February 28,
(Dollars in millions,                                    2002         2001
    except per-share data)                                  (UNAUDITED)
--------------------------------------------------------------------------------
NET SALES
GDX Automotive                                        $    190     $    181
Aerospace and Defense                                       54          170
Fine Chemicals                                               5            2
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                                                      $    249     $    353
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INCOME FROM OPERATIONS
GDX Automotive                                        $      6     $     (7)
Aerospace and Defense                                       16           27
Fine Chemicals                                              (3)          (4)
Unusual items                                                -           (7)
--------------------------------------------------------------------------------
SEGMENT OPERATING PROFIT                                    19            9
Interest expense                                            (3)          (9)
Corporate and other expenses                                (9)          (4)
Foreign exchange gain                                        -           11
Unusual items                                               (2)           1
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                   5            8
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Income tax (provision) benefit                              (2)           6
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NET INCOME                                            $      3     $     14
================================================================================

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BASIC EARNINGS PER COMMON SHARE:                      $   0.07     $   0.33
================================================================================

--------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE:                    $   0.07     $   0.33
================================================================================

SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):
Basic                                                   42,652       42,010
Diluted                                                 43,044       42,332

--------------------------------------------------------------------------------
Capital expenditures                                  $      6     $      6
Depreciation and amortization                         $     14     $     17
--------------------------------------------------------------------------------





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CONDENSED CONSOLIDATED BALANCE SHEET
GenCorp Inc.

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                                                                              FEBRUARY 28,       November 30,
(Dollars in millions)                                                             2002               2001
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                                                                              (UNAUDITED)
ASSETS
Cash and equivalents                                                            $    54          $      44
Accounts receivable                                                                 166                189
Inventories, net                                                                    156                167
Current deferred income taxes                                                        17                 14
Prepaid expenses and other                                                            6                  4
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TOTAL CURRENT ASSETS                                                                399                418
Recoverable from U.S. government and other third parties for
   Environmental remediation                                                        128                138
Deferred income taxes                                                                 8                  6
Prepaid pension asset                                                               300                287
Goodwill, net                                                                        75                 65
Property, plant and equipment, net                                                  444                454
Other noncurrent assets, net                                                         70                 96
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                                                                                $ 1,424          $   1,464
=================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt                     $    26          $      17
Accounts payable                                                                     82                 83
Income taxes                                                                         34                 29
Other current liabilities                                                           304                336
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TOTAL CURRENT LIABILITIES                                                           446                465
Long-term debt, net of current portion                                              220                197
Postretirement benefits other than pensions                                         189                194
Reserves for environmental remediation                                              226                244
Other noncurrent liabilities                                                         35                 54
Total shareholders' equity                                                          308                310
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                                                                                $ 1,424          $   1,464
=================================================================================================================
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